Exhibit 10.11

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exclusivity Agreement

This Exclusivity Agreement (including all exhibits attached hereto is referred to herein, collectively, as this “Agreement”) is entered into as of August 3, 2018, by and between LumiraDx, Inc., a Delaware corporation (“LumiraDx”), and CVS Pharmacy, Inc., a Rhode Island corporation (“CVS”). LumiraDx and CVS are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, LumiraDx has developed proprietary technology for use in the Field (as defined below) which is embodied in the Product (as defined below)

WHEREAS, CVS has agreed to make an equity investment in LumiraDx Limited, a Cayman Island corporation, a direct parent corporation of LumiraDx (“Lumira Parent”), pursuant to that certain Preferred Share Subscription Letter agreement (the “Preferred Share Subscription Letter”) dated as of July 17, 2018, by and between CVS and Lumira Parent, and certain other transaction agreements related thereto; and

WHEREAS, in connection with such equity investment, CVS desires to obtain the exclusive right to purchase and use the Product in the Exclusive Field in the Territory throughout the Exclusivity Period and the non-exclusive right to purchase and use the Product in the Non-Exclusive Field in the Territory throughout the Exclusivity Period.

WHEREAS, this Agreement shall become effective upon CVS paying the Subscription Amount (as defined in the Preferred Share Subscription Letter) to LumiraDx Limited by or on the First Closing Date (as defined in the Preferred Share Subscription Letter) (the date of such payment, the “Effective Date”), and otherwise shall have no force or effect.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.     DEFINITIONS. When used in this Agreement, each of the following terms will have the meaning set forth below (and each such term will have the same meaning whether the singular or plural form is used).

1.1.     “AAA” is defined in Section 11.2.

1.2.     “Affiliate” with respect to a particular a Person means any other Person which controls, is controlled by or is under common control with such Person, where “control,” for purposes of this definition, means (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities, by contract or otherwise, or (ii) the Beneficial Ownership, directly or indirectly, of at least 50% of the voting securities of a Person.

1.3.     “Agreement” is defined in the Preamble.

1.4.     “Applicable Law” means, with respect to the Parties or the Product in the Territory, all national, federal, state, local, governmental, judicial, arbitral and other laws, statutes, codes, treaties, conventions, rules, regulations, judgments, awards, orders, directives and other pronouncements having the effect of law or similar binding effect, governing the activities contemplated by this Agreement.

1.5.     “Assigning Party” is defined in Section 12.6.

1.6.     “Authorized Third Party User” means any authorized Third Party appointed by CVS and approved by LumiraDx or any of its Affiliates to use the Product in the Field in the Territory for the Permitted Use.

1.7.     “Beneficial Ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Further, a Person will only be deemed an Affiliate hereunder for so long as such Person satisfies the above definition of an Affiliate.

1.8.     “Business Day” means a day on which banking institutions in New York, New York, USA are open for business.

1.9.     “Calendar Quarter” means each of the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10.     “Claiming Party” is defined in Section 9.4.

1.11.     “Commercially Reasonable Efforts” means [***].

1.12.     “Confidential Information” is defined in Section 5.1.

1.13.     “Consumables” means, with respect to any given Instrument, (a) the Test Strips and (b) and other consumables, in each case as made available by LumiraDx or its Affiliates or licensees for use with such Instrument.

1.14.     “Control”, “Controlling” or “Controlled” means owned by or possessing the right to grant a license or sublicense without violating the terms of any written agreement between any Third Party and the applicable Party, or without requiring any payment to any Third Party. [***].

1.15.     “CVS” is defined in the Preamble.

1.16.     “CVS Services” is defined in is defined in Section 4.1.

1.17.     “CVS User(s)” means CVS, its Affiliates, its or its Affiliates respective employees (using the Product (including any Embedded Software therein) solely on behalf and for the benefit of CVS or such Affiliates in the performance of the Permitted Use) or any Authorized Third Party User.

1.18.     “Dispute” is defined in Section 11.2.

1.19.     “Dispute Proposal” is defined in Section 11.4

1.20.     “Dollars” or “$” means lawful money of the United States in immediately available funds.

1.21.     “Effective Date” is defined in the fourth Recital to this Agreement.

1.22.     “Embedded Software” means the executable object code version of LumiraDx’s (or its Affiliates’) proprietary software as embedded in Instruments or other Products.

1.23.     “Exclusive Field” means retail medical clinics (i.e. clinics located in retail stores) and retail pharmacy businesses (including retail clinics and pharmacies that operate in conjunction with each other).

1.24.     “Exclusivity Period” means the period commencing on the Effective Date and, subject to the following sentence, continuing until one (1) year following the Availability Date. [***]. “Availability Date” means date on which LumiraDx gives written notice to CVS that (a) LumiraDx has produced (or had produced for it) Product that (i) includes at least one (1) of the eleven (11) Planned Diagnostic Tests listed in “Group 1” in Schedule A hereto and (ii) lawfully may be used to perform such Planned Diagnostic Test(s) in the Exclusive Field within the Territory (including the receipt of sufficient Regulatory Approvals applicable to such use), and (b) LumiraDx is prepared to provide such Product to CVS in commercially reasonable quantities within a commercially reasonable period following receipt of orders for such Product under the Supply Agreement (if and when the Supply Agreement is entered into if it has not been entered into at the time such notice is given).

1.25.     “Facility” means any manufacturing facility of LumiraDx or its Affiliates or one or more of their respective designees that is certified under Applicable Law for the manufacture of Product and selected by LumiraDx or its Affiliates from time to time. LumiraDx will give CVS written notice of any further change in manufacturing facility as soon as reasonably practicable after LumiraDx’s decision to move the manufacture of the Product.

1.26.     “FDA” means the United States Food and Drug Administration or any successor agency.

1.27.     “Field” means the Exclusive Field and the Non-Exclusive Field.

1.28.     “Force Majeure Event” is defined in Section 12.3.

1.29.     “Instrument” means the medical diagnostics electronic device being developed (or to be developed, as the case may be) by or on behalf of LumiraDx or its Affiliates or licensees for use with Test Strips to perform the Planned Diagnostic Tests and any other assays for which LumiraDx or its Affiliates or licensees make Test Strips available.

1.30.     “Intellectual Property” means, collectively, means any and all rights in any jurisdiction throughout the world in and to any: (a) Patent Rights; (b) works of authorship, whether copyrightable or not, including mask work rights, utility models, software, databases and compilations, other industrial or intangible property rights of a similar nature, and all registered and unregistered copyrights; (c) inventions, discoveries, and methodologies, algorithms, formulae, know-how, and trade secrets, in each case, whether or not patented; (d) trademarks, service marks, logos, trade names, and other indicia of origin; (e) domain names, URLs, rights of personality or publicity, moral rights, and other proprietary or similar rights, including when framed under common law or theories of unfair competition or tortious interference, so long as designed to protect the intellectual work product; and (f) any and all copies, improvements, modifications, and derivative works thereof.

1.31.     “Losses” is defined in Section 9.1.

1.32.     “LumiraDx” is defined in the Preamble.

1.33.     “LumiraDx Intellectual Property” means the LumiraDx Marks, the LumiraDx Patents and any other Intellectual Property Controlled by LumiraDx or its Affiliates in the Territory that is reasonably necessary for the use of Product by CVS Users for the Permitted Purpose in accordance with this Agreement.

1.34.     “LumiraDx Marks” means those trade name, trademarks and service marks of LumiraDx or Controlled by LumiraDx or its Affiliates as set forth in Exhibit B hereto, as may be amended by LumiraDx from time to time.

1.35.     “Lumira Parent” is defined in the second Recital to this Agreement.

1.36.     “LumiraDx Patents” means the Patent Rights Controlled by LumiraDx or its Affiliates during the Term that are reasonably necessary for the use of Product by CVS Users permitted by this Agreement.

1.37.     “New York Courts” is defined in Section 12.1(b).

1.38.     “Non-Exclusive Field” means home services for infusion and home dialysis.

1.39.     “Party” is defined in the Preamble.

1.40.     “Patent Rights” means patents, patent applications, statutory invention registrations, and divisions, continuations, continuations-in-part, and substitute applications of the foregoing and any extensions, reissues, restorations, and reexaminations of the foregoing.

1.41.     “Permitted Use” is defined in Section 4.1.

1.42.     “Person” means any natural person, corporation, firm, limited liability company, limited liability partnership, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.43.     “Planned Diagnostic Tests” means the tests listed in Schedule A hereto.

1.44.     “Preferred Share Subscription Letter” is defined in the second Recital to this Agreement.

1.45.     “Product(s)” means the Instrument(s) or Consumable(s), as applicable and as context requires.

1.46.     “Product Development” means the completion of specification, engineering and testing of Products, as well as activities conducted to obtain Regulatory Approval for Products (including clinical trials).

1.47.     “Recovery” is defined in Section 6.4(e).

1.48.     “Regulatory Approval” means, with respect to a Product in the Territory, all unrestricted approvals, clearances, registrations and permits required under Applicable Law to market such Product in the Territory.

1.49.     “Regulatory Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Product as a medical device in any jurisdiction in the Territory.

1.50.     “Representatives” is defined in Section 5.1.

1.51.     “Series A Shares” means the Series A Convertible Preferred Shares of Lumira Parent.

1.52.     “Specifications” means, with respect to a given Product, the written specifications for such Product as set forth in the Regulatory Approval for such Product, as may be amended or updated from time to time and adopted by LumiraDx.

1.53.     “Supply Agreement” is defined in Section 3.1.

1.54.     “Support Agreement” is defined in Section 3.2.

1.55.     “Term” is defined in Section 8.1.

1.56.     “Territory” means the fifty states and District of Columbia comprising the country of the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

1.57.     “Test Strips” means, with respect to a given Instrument, the testing strips for use with such Instrument to perform the Planned Diagnostic Tests (and any other assays for which LumiraDx makes such testing strips available).

1.58.     “Third Party(ies)” means any Person other than LumiraDx, CVS, or any Affiliates of LumiraDx or CVS.

1.59.     “Third Party Claims” is defined in Section 9.1.

2.	PRODUCT DEVELOPMENT AND REGULATORY APPROVALS.

2.1.     Product Development.

(a)     LumiraDx, on its own or through its Affiliates or subcontractors, shall use Commercially Reasonable Efforts to (i) develop Products to implement the Planned Diagnostic Tests in Territory for use in the Exclusive Field; (ii) obtain and maintain any Regulatory Approvals necessary for commercialization of such Products including such Planned Diagnostic Tests in the Territory for use in the Exclusive Field and (iii) following receipt of Regulatory Approval for a given Product implementing a Planned Diagnostic Test for use in the Exclusive Field, make such Product commercially available in Territory for use in the Exclusive Field. In addition, LumiraDx, on its own or through its Affiliates or subcontractors, shall use Commercially Reasonable Efforts to make all of the Planned Diagnostic Tests listed in Schedule A hereto commercially available in Products in the Territory for use in the Exclusive Field, and without limiting the foregoing, shall increase its priorities relating to the development of Planned Diagnostic Tests relative to LumiraDx’s business plan.

(b)     LumiraDx, on its own or through its Affiliates or subcontractors, will use Commercially Reasonable Efforts to develop, and obtain Regulatory Approval (on CLIA Waived basis) necessary for commercialization in the Exclusive Field for, Product(s) implementing at least 10 of the Planned Diagnostic Tests [***] in the Territory within the first 24 months following the Effective Date.

(c)     All studies, analyses and any other data generated from Product Development, and all rights therein, including any patent, copyright, trade secret or any other Intellectual Property associated with therewith, will be owned exclusively by LumiraDx. LumiraDx will own all Intellectual Property, regulatory filings (including Regulatory Approval Applications), documentation (including Documentation) and approvals (including Regulatory Approvals) relating to the Products.

2.2.     Exclusivity. During the Exclusivity Period, neither LumiraDx nor any of its Affiliates shall, directly or indirectly (a) authorize anyone other than CVS to use the Products (or any components thereof, including the Embedded Software) in the Exclusive Field in the Territory or (b) knowingly facilitate unauthorized use of the Products (or any components thereof, including the Embedded Software) in the Exclusive Field in the Territory. For clarity, the foregoing shall not obligate LumiraDx or any of its Affiliates to enforce its or their Intellectual Property against unauthorized users.

2.3.     Regulatory Approvals.

(a)     Upon request, LumiraDx will inform CVS of the status of its efforts to obtain Regulatory Approvals for Products in the Territory. LumiraDx will be responsible for, and as between the Parties (absent LumiraDx’s prior written consent) shall have the sole right to conduct, all communications with any governmental authority or agency concerning the Product. LumiraDx will inform CVS of any material action taken in connection therewith. All Regulatory Approvals for the Product will be issued under LumiraDx’s name and LumiraDx will own such Regulatory Approvals and all relevant documents associated with such Regulatory Approvals and corresponding Regulatory Approval Application materials. LumiraDx will bear the costs of obtaining and maintaining all such Regulatory Approvals.

(b)     Where required by Applicable Law, LumiraDx and CVS will establish by written agreement specific written processes and procedures for cooperation regarding post-market surveillance and other regulatory requirements.

2.4.     Specifications. LumiraDx will provide written notice to CVS of the Specifications for Product no later than the time that LumiraDx gives notice to CVS that LumiraDx is prepared to begin supplying such Product under the Supply Agreement. Changes to the Specifications will be addressed in the Supply Agreement.

2.5.     Steering Committee. LumiraDx and CVS will each designate a representative to serve on a steering committee to meet by phone or in person, as the member may elect, so that LumiraDx can update CVS regarding progress on Product Development in order that CVS can plan for use of the Product and the Parties can timely put in place the Supply Agreement, the Quality Agreement and the Support Agreements.

3.	COMMERCIAL AGREEMENTS.

3.1.     Supply Agreement. The Parties shall negotiate in good faith with a view to entering into, prior to the time at which LumiraDx is prepared to commence the initial commercial supply of Products to CVS for use in the Field, a supply agreement (the “Supply Agreement”) pursuant to which (x) LumiraDx shall manufacture and supply to CVS Product for use in the Field during the Term and (y) CVS shall commit to use Commercially Reasonable Efforts to deploy the Product in the Field during the Term. In furtherance of the foregoing (and without limiting the general obligation to negotiate in good faith), the Parties agree to the following procedures:

(a)     Within [***] after receipt of written request from LumiraDx, CVS shall submit to LumiraDx suggested templates for use as the basis of the agreements contemplated by this Section 3. Such templates shall be based on forms of agreements customarily used by CVS in similar circumstances and may, if CVS so elects, be appropriately modified in the light of their intended use as the basis for the agreement contemplated by this Section 3. CVS agrees to respond reasonably promptly to questions by LumiraDx relating to such templates. Notwithstanding the foregoing, LumiraDx acknowledges and agrees that CVS may not have a suitable Quality Agreement template, and therefore if CVS is unable to identify a suitable Quality Agreement template, its obligations under this Section 3.1(a) shall not apply to the Quality Agreement.

(b)     After LumiraDx gives written notice to CVS that LumiraDx expects to be able to commence commercial supply of commercially reasonable quantities of Products to CVS for use in the Field by a specified date not more than [***] after the date of such notice, CVS shall, within [***] after receipt of written request from LumiraDx, deliver to LumiraDx a proposal for each of the agreements contemplated by this Section 3 that has not earlier been executed. Each such proposal shall reflect terms that CVS would be willing to agree to and be in a form which, if accepted by LumiraDx, will constitute a binding agreement with CVS.

(c)     If LumiraDx and CVS have failed to agree on any of the agreements contemplated by this Section 3 within [***] after the date by which CVS is required to propose such agreement, then, at either Party’s written request, the parties will cause their respective personnel with authority to agree on the terms of such agreements to meet in person for [***] to attempt to negotiate the outstanding terms of such agreements. Such in-person meeting will occur within [***] after the date of such written request and will be conducted in good faith. Additional in-person meetings may be scheduled by the Parties by mutual agreement, but neither Party shall be obligated to participate in any additional in-person meetings. .

3.2.     LumiraDx Support. The Parties shall negotiate and enter into, prior to the initial commercial supply of Products under this Agreement, one or more support and maintenance agreements (“Support Agreement(s)”) pursuant to which LumiraDx shall provide to CVS, throughout the Term, training, diagnostic and other related support and maintenance services with respect to the Products, including procedures to address compliance with Applicable Laws related to the security and handling of personally identifiable and health information (e.g., HIPAA).

3.3.     Quality Agreement. In connection with entering into the Supply Agreement the Parties shall enter into a quality agreement that shall address and govern issues related to the quality of Product supplied for use under this Agreement (“Quality Agreement”). The Quality Agreement shall, among other things: (i) describe each Party’s responsibilities with respect to quality matters; (ii) include criteria for release and related certificates and documentation; (iii) include criteria and testing procedures for acceptance of Product; (iv) detail classification of any non-conformance; (v) include details for testing procedures with which the resolution of disputes regarding any Products found to have a non-conformance will be conducted; and (vi) include procedures with respect to the recall of Product or return of non-conforming Product (including for compliance with LumiraDx’s return materials authorization process), in each case, subject to the terms of Agreement. In the event of any conflict or inconsistency between this Agreement and the Quality Agreement, the Quality Agreement shall control with respect to the implementation of quality matters, and in all other circumstances this Agreement shall control. For clarity, where an issue is addressed in either this Agreement or the Quality Agreement and not addressed in the other, there is no conflict or inconsistency.

3.4.     Minimum Purchase Commitments. If the Exclusivity Period is extended beyond the initial period specified in Section 1.24, LumiraDx may require that this Agreement be amended to include [***]. If the parties fail to agree upon such terms prior such date, then at any time thereafter, either party may require that such terms be finally determined by Special Arbitration pursuant to Section 11.4.

4.	INTELLECTUAL PROPERTY LICENSE GRANTS.

4.1.     License. In the Supply Agreement, LumiraDx will grant (or cause one or more of its Affiliates to grant) to CVS, subject to the terms and conditions thereof, for the Term, a non-transferable (except as set forth in Section 12.6) license under the LumiraDx Intellectual Property solely as integrated into the Product, solely to the extent necessary for the following use (the “Permitted Use”): to purchase and permit CVS Users to use Products in the Field in the Territory to sell and provide commercial testing services to CVS’s customers using Product, and for no other purpose (such services, the “CVS Services”). [***]. All of CVS’s rights herein to purchase and sell Products shall be subject to receipt of any necessary Regulatory Approvals in the Territory. Additional rights and obligations of the Parties with respect to Products may be set forth in the Supply Agreement and/or the Support Agreement(s). Insofar as LumiraDx has non-exclusive rights to Intellectual Property used in the Product, CVS’s rights with respect to such Intellectual Property shall be similarly non-exclusive, even in the Exclusive Field (but CVS shall be the exclusive licensee of LumiraDx and its Affiliates in the Exclusive Field during the Term) and if LumiraDx or any of its Affiliates provide any Third-Party software (and corresponding Third Party Documentation) with a Product, the terms of any agreement (including pre-packaged terms and conditions, such as an end-user license) pertaining to such Third-Party software (and Third Party Documentation) will prevail over this Agreement, and the licenses granted in the Supply Agreement shall not apply to any such Third-Party software (and Third Party Documentation).

4.2.     Limitations on Use. In the Supply Agreement, CVS will agree that it will not, and it will not authorize any other Person, directly or indirectly, to engage in any of the following activities: (i) use, distribute, ship, perform, sell, re-sell, transfer or otherwise provide any Product for any use other than the Permitted Use, (ii), use, distribute, ship, perform, sell, re-sell, transfer or otherwise provide any Product for any use with a product, software or service other than another Product, (iii) use, distribute, ship, perform, sell, re-sell, transfer or otherwise provide any Product or outside of the Field, (iv) disassemble, reverse-engineer, reverse-compile or reverse-assemble any Product, (v) separate, extract or isolate components of any Product to any analysis not authorized in the Specifications, (vi) in any manner decode the object code of any Embedded Software in order to derive, obtain or perceive the source code from which any component thereof is compiled or interpreted, (vii) grant a sublicense to any rights received hereunder or (viii) permit any customers or other Person to perform any of the acts listed in this Section 4.2. CVS will include such contractual restrictions on (i) all contracts with Affiliates or Third Parties relating to any Product, and (ii) all labeling and other documentation relating to any Product or the CVS Services.

4.3.     Unauthorized Uses. In the Supply Agreement, CVS will agree that (a) the activities prohibited by Section 4.2 (i) are, without limitation, part of the bargained for conditions of sale of the Products, (ii) are not included within the rights to be expressly provided to CVS pursuant to Section 4.1, and (iii) each, including restrictions against the use of the Product to perform any of those activities, is an unauthorized use, may infringe LumiraDx Intellectual Property, and is part of the bargained for conditions of sale of the Products; and (b) any violation of or breach of any provision of Section 4.2 or this Section 4.3 or any use of the Products outside the scope of the rights expressly granted to CVS pursuant to Section 4.1 is a material breach of this Agreement. In connection with any transaction or agreement relating to any Product with a Third Party, CVS will restrict (through contracts, labeling and/or other documentation) such Third Party from conducting any of the activities listed in Section 4.2, Section 4.2 or this Section 4.3. CVS will exercise all of its rights to enforce all such restrictions at law and in equity against such Third Party, including by notifying LumiraDx promptly in writing of such alleged violation discovered by CVS (and in any event within thirty (30) days of such discovery). In addition, any warranty (including Product Warranty) granted by LumiraDx with respect to Product shall be deemed void if any Product covered by such warranty is used for any purpose other than the Permitted Use or otherwise in violation of this Agreement, including, any use restrictions referred to in Section 4.2, Section 4.2 or this Section 4.3.

4.4.     Reservation of Rights.

(a)     Except as expressly set forth herein, LumiraDx reserves all right, title and interest in the LumiraDx Intellectual Property, and CVS will not acquire, or be deemed to have acquired, any right, title or interest whatsoever as a result of this Agreement in the LumiraDx Intellectual Property or the Intellectual Property of any of its Affiliates.

(b)     Except as expressly set forth herein, CVS reserves all right, title and interest in all Intellectual Property of CVS and its Affiliates, and LumiraDx will not acquire, or be deemed to have acquired, any right, title or interest whatsoever as a result of this Agreement in such Intellectual Property.

5.	CONFIDENTIALITY.

5.1.     Confidentiality; Exceptions. The Parties acknowledge that discussions between and among LumiraDx, CVS and their respective Affiliates will necessarily require the exchange of information (including detailed financial and Product information) that is considered confidential and proprietary by the disclosing Party and its Affiliates. The Parties agree for themselves and their Affiliates that any confidential or proprietary information relating to the business of the disclosing Party which such Party discloses to the other Party pursuant to this Agreement will be considered “Confidential Information” and will include, without limitation, all of the following of the disclosing Party and its Affiliates: (i) earnings, costs, and other financial information; (ii) drawings, formulations, samples, technical data, photographs, manufacturing methods, testing procedures; (iv) marketing, sales and customer information; (v) all clinical studies; and (v) all other information related to the Product. For the avoidance of doubt, the Specifications, data and results from clinical studies relating to the Product, and Product Development] and any other information related to the Product will be deemed to be LumiraDx’s Confidential Information. In addition, the terms and conditions of this Agreement will be deemed both Parties’ Confidential Information. Except to the extent authorized by this Agreement or otherwise agreed in writing, the Parties agree that from the Effective Date, subject to and except as permitted by Section 5.2, each Party will keep confidential (and will cause the Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors and sublicenses (collectively referred to herein as “Representatives”) to keep confidential) and will not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, the Confidential Information of the other Party, except to the extent the receiving Party’s Representatives need to know such Confidential Information in order to discharge such Party’s obligations and exercise its rights hereunder and are subject to written obligations of confidentiality no less protective of such Confidential Information than this Section 5. Each Party and its Affiliates may also use or disclose any Confidential Information obtained from the other Party and its Affiliates: (i) in connection with bringing or defending any litigation or other dispute resolution proceeding with respect to disputes under this Agreement, (ii) to agents, advisors, investors and potential investors and acquirers under confidentiality provisions at least as stringent as those in this Agreement; and (iii) to the extent requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil, criminal, legislative or similar process or, in the opinion of counsel for such party, by federal or state securities or other Applicable Law or the rules, requirements or guidance of any securities exchange or self-regulatory organization) to be disclosed, provided that the Party requested or required to make such disclosure (to the extent legally permitted) will give the other Party reasonable advance written notice of such disclosure requirements, to the extent possible, and will cooperate with such Party and use reasonable efforts to secure confidential treatment of such Confidential Information or waive the requirements of this Section 5.1, including but not limited to obtaining an order protecting the information from public disclosure. For the avoidance of doubt: in the event any Party uses the other Party’s Confidential Information for any purpose other than as provided for in this Agreement such use will constitute a breach of this Agreement, as the case may be. Each Party will protect the other Party’s Confidential Information from unauthorized use, access or disclosure in the same manner that it protects its own similar Confidential Information (but using, at minimum, a commercially reasonable degree of care). Confidential Information will not include information which:

(a)     was in the lawful knowledge and possession of the receiving Party or its Representatives, free of a duty of confidentiality, prior to the time it was disclosed to, or learned by, the receiving Party hereunder, or

(b)     was developed independently by the receiving Party or its Representatives without use of or access to the Confidential Information of the disclosing Party;

(c)     was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(d)     became available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party or its Representatives in breach of this Agreement or other written agreement between the Parties; or

(e)     was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Each Party will be responsible and liable for all breaches of the confidentiality provisions of this Agreement by its Representatives. This Section shall survive for a period of three (3) years after the expiration or termination of this Agreement.

5.2.     Publications. Notwithstanding any other provision of this Agreement, including, but not limited to the provisions of Section 5.2, LumiraDx may publish the results of any Product Development activities and the results of the post-marketing clinical trials relating to the Product.

5.3.     Public Announcements.

(a)     Neither Party will issue any other press release or other publicity materials, or make any public presentation with respect to the existence of, or any of the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) save only such announcements that are required by or advisable (upon the advice of such Party’s legal counsel) to be made under Applicable Law or the rules of any securities exchange, in which case the other Party will at least be provided with a copy of such announcement prior to its release. Notwithstanding the foregoing prior written consent requirement, each Party is hereby granted the right to issue a press release with respect to this Agreement without the prior written consent of the other Party in connection with statements in quarterly or annual press releases reporting the Party’s quarterly or yearly financial or operating results to the extent they relate to such financial or operating results, and (iii) a press release upon the happening of the following events: execution of this Agreement, the filing of any Regulatory Approval Applications, the receipt of any Regulatory Approvals, any significant clinical trial development (including initiation and/or completion of a clinical trial) and commercialization in any country or region, provided that in the case of clause (iii) the content of such release is reasonably satisfactory to the other Party. Notwithstanding the foregoing, if either Party issues any publicity, press release or other announcement in accordance with this Section 5.2, the other Party will thereafter have the right to disclose publicly the information in such publicity, press release or other announcement without the prior written approval of the other Party.

(b)     In the event of such publication, press release or public announcement described in Section 5.3(a) for which the prior written consent of the other Party is required or the content of which must be reasonably satisfactory to the other Party, the Party making the announcement will give the other Party at least reasonable advance written notice of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. Notwithstanding the foregoing, however, where urgent, unusual and rare circumstances require immediate disclosure upon the advice of the Party’s legal counsel, a Party will, unless impossible or inadvisable because of legal reasons, provide at least one (1) Business Day’s advance written notice of such disclosure to the other Party. Notwithstanding anything contained in this Agreement to the contrary, each Party acknowledges that the other Party is permitted to file this Agreement with the Securities and Exchange Commission and to disclose the terms of this Agreement in such Party’s reports or registration statements filed with or furnished to the Securities and Exchange Commission, provided that such Party will use its Commercially Reasonable Efforts to obtain confidential treatment with respect to the commercially sensitive terms contained herein; provided, further, that such Party’s ongoing financial reporting of the transactions contemplated by this Agreement in its reports or registration statements filed with or furnished to the Securities and Exchange Commission will be consistent with such Party’s past financial reporting practices as may be modified from time to time by the requirements of Applicable Law, regulation or accounting principles generally accepted in the United States.

6.	INTELLECTUAL PROPERTY.

6.1.     Title.

(a)     Each Party will retain sole and exclusive ownership of its respective Intellectual Property (i) developed, conceived, obtained, licensed, or acquired by either Party prior to the Effective Date of this

Agreement; or (ii) developed, conceived, obtained, licensed, or acquired by either Party independently of this Agreement and without use of or access to the other Party’s Intellectual Property. Except as expressly set forth in this Agreement, neither Party grants to the other Party under this Agreement any license or right whether by implication, estoppel or otherwise, under Intellectual Property now or hereafter Controlled by the Party.

(b)     [***].

6.2.     Cooperation. The Parties will in good faith assist one another and cooperate in the filing, prosecution, maintenance, litigation, settlement discussion or negotiation with respect to any of the Patent Rights described in Section 6.1 at LumiraDx’s reasonable request and expense, unless otherwise provided in this Section 6.

6.3.     Patent Filings.

(a)     LumiraDx will have the sole right and discretion whether to prosecute and maintain the patent protection for technology and inventions deployed in Product and whether to defend the LumiraDx Patents against any actions and/or proceedings initiated at a patent office (e.g., reexaminations, oppositions and nullity actions).

(b)     Costs incurred during the Term for the preparation, filing, prosecution and maintenance expenses, in each case incurred in connection with the establishment and maintenance of the LumiraDx Patents will be the sole responsibility of LumiraDx. LumiraDx retains the right to prepare, file, prosecute and maintain any LumiraDx Patent, including any patent and patent applications relating to an invention developed in any jurisdiction, at LumiraDx’s sole cost and expense.

6.4.     Enforcement Against Infringers.

(a)     Notice. If CVS learns that a Third Party is infringing or allegedly infringing any LumiraDx Patent, or if any Third Party claims that any such patent is invalid or unenforceable, CVS will promptly notify LumiraDx thereof including available evidence of infringement or the claim of invalidity or unenforceability. CVS will cooperate in a commercially reasonable manner in connection with any efforts undertaken by LumiraDx (at its sole cost and expense) to stop such alleged infringement or to address such claim without litigation.

(b)     Enforcement and Defense of Patents. LumiraDx will have the right (but not the obligation) to take the appropriate steps to enforce or defend any LumiraDx Patent at its own cost and expense, in its own name and entirely under its own direction and control. LumiraDx may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice and CVS will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c)     If LumiraDx brings any suit, action or proceeding under Section 8.4(b), at LumiraDx’s election, CVS or the applicable CVS User, except as provided below, will be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give LumiraDx reasonable authority to file and prosecute the suit, action or proceeding. Any such joinder will be at LumiraDx’s expense and neither CVS nor any CVS User will be required to transfer any right, title or interest in or to any property to LumiraDx or any other party to confer standing on a Party hereunder and except as provided below, LumiraDx shall indemnify CVS against any and all liabilities or losses incurred by CVS or its Affiliate as a result of such joinder. If CVS or the applicable CVS User is prohibited by any contract from joining such an action, it shall not be indemnified with respect to matters arising from the breach of such contract unless CVS or the applicable CVS User discloses such contract to LumiraDx in writing at the time LumiraDx requests that CVS or the applicable CVS User join such action, and LumiraDx thereafter confirms its request that CVS or the applicable CVS User join such action.

(d)     Cooperation. CVS will provide reasonable assistance to LumiraDx, including by providing access to relevant documents and other evidence and making its employees available, subject to LumiraDx’s reimbursement of any out-of-pocket expenses incurred by CVS in providing such assistance.

(e)     Damages. Any settlements, damages or other monetary awards (each a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 6.4(b) will be the sole property of LumiraDx.

7.	REPRESENTATIONS AND WARRANTIES.

7.1.     Representations and Warranties of LumiraDx. LumiraDx hereby represents and warrants to CVS as follows as of the Effective Date:

(a)     LumiraDx is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and lawful authority to own, lease and operate its assets and to carry on its business as currently conducted. LumiraDx has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by LumiraDx of its obligations hereunder do not and will not violate any provision of Applicable Law or any provision of the certificate of incorporation or bylaws of LumiraDx and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, any contract, mortgage, lien, lease, agreement, indenture, instrument, judgment or decree to which LumiraDx is a party or by which its properties are bound.

(b)     This Agreement has been duly executed and delivered by LumiraDx and constitutes the valid and binding obligation of LumiraDx, enforceable against LumiraDx in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any Person, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary as to LumiraDx in connection with the execution and delivery of this Agreement and the performance by LumiraDx of its obligations hereunder.

(c)     Except for rights that have been terminated in writing prior to the Effective Date and no longer have any force or effect, LumiraDx has not granted to any Third Party a right to use the Product in the Exclusive Field in the Territory during the Exclusivity Period.

(d)     The use of the Product in the Field and in the Territory are not the subject of any written notice or written claim received by LumiraDx regarding any infringement of any Third Party rights.

(e)     LumiraDx has not filed for bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition or a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement with its creditors, has not taken any proceeding to have it declared either bankrupt or liquidated, has not taken any proceeding to have a receiver appointed for any part of its assets, and has not had any execution, charging order, levy or distress warrant become enforceable or become levied upon any of its assets.

7.2.     Representations and Warranties of CVS. CVS hereby represents and warrants to LumiraDx as follows as of the Effective Date:

(a)     CVS is a corporation duly organized, validly existing and in good standing under the laws of Rhode Island and has all requisite corporate power and lawful authority to own, lease and operate its assets and to carry on its business as currently conducted. CVS has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by CVS of its obligations hereunder do not and will not violate any provision of Applicable Law or of any provision of the Certificate of Incorporation of CVS and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, any contract, mortgage, lien, lease, agreement, indenture, instrument, judgment or decree to which CVS is a party or by which its properties are bound.

(b)     This Agreement has been duly executed and delivered by CVS and, assuming the accuracy of Sections 7.1(a) and 7.1(b), constitutes the valid and binding obligation of CVS, enforceable against CVS in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. No action, approval, consent or authorization, including but not limited to, any action, approval, consent or authorization by any Person, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary as to CVS in connection with the execution and delivery of this Agreement and the performance by CVS of its obligations hereunder.

(c)     CVS has not filed for bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition or a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement with its creditors, has not taken any proceeding to have it declared either bankrupt or liquidated, has not taken any proceeding to have a receiver appointed for any part of its assets, and has not had any execution, charging order, levy or distress warrant become enforceable or become levied upon any of its assets.

7.3.     NO IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESSED, IMPLIED, WRITTEN OR ORAL AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, TITLE, FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING, CUSTOMER USAGE OR TRADE ARE HEREBY DISCLAIMED. THE ONLY REPRESENTATIONS AND WARRANTIES ARE IN THIS SECTION 7. NO OTHER REPRESENTATIONS AND WARRANTIES ARE BEING MADE. CVS ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY OTHER REPRESENTATIONS OR WARRANTIES.

8.	TERM AND TERMINATION.

8.1.     Term. The “Term” of this Agreement will commence on the Effective Date and will expire on the expiration of the Exclusivity Period, subject to the termination and extension provisions set forth herein.

8.2.     Termination by Either Party for Cause. Notwithstanding any of the foregoing, this Agreement may be terminated by a Party upon written notice to the other Party upon the occurrence of any of the following:

(a)     a material breach of any term or condition of this Agreement by the other Party which is amenable to cure, and the breaching Party will have failed to cure such breach within ninety (90) days from the receipt by it of written notice thereof from the other Party;

(b)     a material breach of this Agreement or the Supply Agreement by the other Party which is not amenable to cure or breach or failure of CVS to meet any minimum purchase commitment under the Supply Agreement.

(c)     the other Party will commence any case, proceeding or other action (i) under any Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, provided, however, this subclause will not apply to any Affiliate of such other Party, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets;

(d)     there will be commenced against the other Party any such case, proceeding or other action referred to in Section 8.2(c) which results in the entry of an order for relief;

(e)     the other Party taking any action authorizing, or in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in Section 8.2(c) or Section 8.2(d);

(f)     the other Party admitting in writing its inability generally to pay its debts as they become due; or

(g)     if by reason of a Force Majeure Event, as described in Section 12.3, the obligations imposed hereunder or thereunder cannot be discharged by the other Party for a period of more than [***], provided that if at the end of such [***] period LumiraDx and CVS agree that such Force Majeure Event is not expected to prevent performance for an additional [***], then this termination right will not be exercisable until the expiration of such additional [***] period and will be of no force or effect with respect to such Force Majeure Event if such other Party resumes performance under this Agreement by the end of such additional [***] period.

8.3.     Termination by CVS Without Cause. Notwithstanding any of the foregoing, this Agreement may be terminated by a CVS without cause upon written notice to LumiraDx at any time.

8.4.     Effect of Termination.

(a)     Upon expiration or termination of this Agreement for any reason, all rights and licenses granted to CVS pursuant to this Agreement will immediately terminate.

(b)     Upon expiration or termination of this Agreement for any reason, each Party will promptly upon request by the other Party return to the other Party or destroy (at the returning Party’s request) all of the other Party’s Confidential Information in the possession or control of the returning Party or its sublicensees.

8.5.     Accrued Rights; Surviving Obligations.

(a)     Termination of this Agreement for any reason will be without prejudice to any Party’s obligations which will have accrued prior to such termination including, without limitation, any claim for which indemnification can be made under Section 9, or to the remedy, in accordance with the terms herein, of either Party in respect of any previous breach of any covenant contained herein, as applicable.

(b)     Such termination will not relieve either Party from obligations that are indicated to survive termination or expiration of this Agreement.

(c)     The rights and obligations of the respective parties pursuant to Section 1 (Definitions), Section 5 (Confidentiality), Section 6 (Intellectual Property), Section 7.3 (No Implied Warranties), Section 8 (Term and Termination), Section 9 (Indemnification), Section 10 (Limitation of Liability), Section 11 (Dispute Resolution), Section 12 (Miscellaneous) shall survive the termination or expiration of this Agreement and shall bind the parties and their legal representatives, successors and permitted assigns. Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive.

9.	INDEMNIFICATION.

9.1.     Indemnification by LumiraDx. Subject to Section 9.3, LumiraDx will indemnify CVS, its Affiliates and their respective directors, officers, employees, licensors and agents, and their respective successors, heirs and assigns, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of:

(a)     breach by LumiraDx (or its Affiliates) of this Agreement or any Applicable Law; or

(b)     gross negligence or willful misconduct of LumiraDx, its Affiliates, or anyone acting on LumiraDx’s or its Affiliate’s behalf in performance of this Agreement; or

(c)     [***].

9.2.     Indemnification by CVS. CVS will indemnify LumiraDx, its Affiliates and their respective directors, officers, employees, licensors and agents, and their respective successors, heirs and assigns, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of:

(a)     breach by CVS (or its Affiliates) of this Agreement or any Applicable Law;

(b)     [***];

(c)     gross negligence or willful misconduct of CVS, its Affiliates or any CVS Users (or anyone acting on CVS, its Affiliate’s or CVS User’s behalf).

9.3.     Exceptions to LumiraDx’s Obligations. Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that LumiraDx will have no liability to CVS under this Agreement or otherwise for claims, losses, or liability of any kind based upon or related to breach by CVS of the Supply Agreement. Additionally, any exceptions to LumiraDx’s liability that are included in the mutually executed Supply Agreement shall apply under this Agreement as well.

9.4.     Indemnification Procedures. If CVS or LumiraDx intends to claim indemnification under this Section 9 as a result of a Third Party Claim or suit, such Party (the “Claiming Party”) will (a) promptly notify the other Party in writing of any claim or loss for which it intends to claim such indemnification, (b) use its Commercially Reasonable Efforts to cooperate with the other Party and its legal representatives in the investigation of any claim or loss covered by this Section 9, and (c) allow the other Party to control the defense and/or disposition of such suit or claim; provided that the Claiming Party will have the right to participate at its own expense through counsel of its own choosing. Neither Party will have any indemnification obligations hereunder to the extent that such Party’s ability to defend such suit or redress such loss is materially prejudiced by the Claiming Party’s failure to perform the obligations under subclause (b) of the preceding sentence. No claim will be settled for which any indemnifying Party will be liable without the advance written consent of both the indemnifying Party and the Claiming Party, which consent will not be unreasonably withheld.

9.5.     Mitigation of Damages. Each Party will (and will cause its Affiliates, and in the case of CVS, other CVS Users, to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the losses for which indemnification is provided to it under this Section 9.

10.     LIMITATION OF LIABILITY. NEITHER PARTY WILL IN ANY EVENT BE LIABLE TO THE OTHER FOR LOST PROFITS, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED, THAT THIS LIMITATION WILL NOT LIMIT A PARTY’S LIABILITY WITH RESPECT TO (A) A BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, (B) INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, (C) FRAUD, OR (D) THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF SECTION 9.

11.	DISPUTE RESOLUTION.

11.1.     Dispute Resolution.

(a)     In the case of any claim, dispute or controversy between the Parties arising out of or in connection with or relating to this Agreement (including, without limitation, disputes with respect to the rights and obligations of the Parties following termination), and in case this Agreement does not provide a solution for how to resolve such disputes, the Parties shall endeavor to discuss and negotiate in good faith towards a solution acceptable to both Parties and in the spirit of this Agreement. If the Parties fail to reach agreement within [***], then for a further [***] period a senior officer of LumiraDx and a senior officer of CVS shall discuss in good faith an appropriate resolution to the dispute.

(b)     Prior to commencement of arbitration pursuant to Section 11.2, the Parties must attempt to mediate their dispute using a professional mediator from the CPR Institute for Dispute Resolution. Within a period of [***] after the request for mediation, the Parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than [***] absent agreement of the Parties or interfere with the availability of emergency relief. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by arbitration pursuant hereto.

11.2.     Arbitration. [***].

11.3.     Injunctive Relief. Each Party hereby acknowledges that, in the event it violates, or threatens to violate, any of the covenants herein, the other Party will be entitled to seek from any court of competent jurisdiction, without the posting of any bond or other security, injunctive relief, which rights will be cumulative and in addition to any other rights or remedies in law or equity to which it may be entitled.

11.4.     Special Arbitration. [***].

12.	MISCELLANEOUS.

12.1.     Governing Law; Consent to Jurisdiction. Except as provided in Section 11

(a)     all disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby will be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws; and

(b)     each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the “New York Courts”) for any litigation among the Parties hereto arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum or that there are indispensable Parties to such litigation that are not subject to the jurisdiction of the New York Courts.

12.2.     Complete Agreement. This Agreement, including the exhibits hereto, which are hereby incorporated into this Agreement by this reference, constitutes the entire agreement between the Parties with respect to the subject matter hereof. It supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter, and prevails over any conflicting terms or conditions contained on printed forms submitted with purchase orders, sales acknowledgments or quotations. This Agreement may not be modified or waived, in whole or part, except in writing and signed by an officer or duly authorized representative of both Parties.

12.3.     Force Majeure. No Party hereto will have any liability under this Agreement for such Party’s failure or delay in performing any of the obligations imposed by this Agreement to the extent such failure or delay is the result of any of the following events (each, a “Force Majeure Event”): (i) any fire, explosion, unusually severe weather, natural disaster or Act of God; (ii) epidemic; any nuclear, biological, chemical, or similar attack; any other public health or safety emergency; any act of terrorism; and any action reasonably taken in response to any of the foregoing; (iii) any act of declared or undeclared war or of a public enemy, or any riot or insurrection; (iv) damage to machinery or equipment; any disruption in transportation, communications, electric power or other utilities, or other vital infrastructure; or any means of disrupting or damaging internet or other computer networks or facilities; (v) any strike, lockout or other labor dispute or action; (vi) any action taken in response to any of the foregoing events by any civil or military authority; or (vii) any other event reasonably beyond such Party’s control; provided that financial inability in and of itself will not be a Force Majeure Event.

12.4.     Severability. The terms and conditions of this Agreement are severable. If any term or condition of this Agreement is deemed to be illegal or unenforceable under any rule of law, all other terms will remain in force. Further, the term or condition which is held to be illegal or unenforceable will remain in effect as far as possible in accordance with the intention of the Parties as of the Effective Date.

12.5.     Relationship of the Parties. Nothing in this Agreement will be construed to place the Parties hereto in an agency, employment, franchise, joint venture, or partnership relationship. Neither Party will have the authority to obligate or bind the other in any manner, and nothing herein contained will give rise or is intended to give rise to any rights of any kind to any Third Parties. Neither Party will represent to the contrary, either expressly, implicitly or otherwise.

12.6.     Assignment; Binding Effect. Neither Party may assign or transfer this Agreement in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, except that either Party (the “Assigning Party”) may assign or transfer this Agreement without the written consent of other Party to (a) an entity that is an Affiliate before and after such assignment or transfer or (b) a corporation or other business entity succeeding to all or substantially all the assets and business of the Assigning Party to which this Agreement relates by merger or purchase, provided that such corporation or other business entity expressly assumes all of the terms and conditions of this Agreement. No such assignment shall relieve the assigning party from its obligations under this Agreement. Any attempted assignment, delegation or transfer by an Assigning Party in violation hereof will be null and void. Subject to the foregoing, this Agreement will be binding on the Parties and their successors and assigns.

12.7.     Notices. All notices hereunder will be in writing and will be deemed given if delivered personally or by email transmission, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following address (or at such other address for a Party as will be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof).

If to LumiraDx, addressed to:

LumiraDx, Inc.

221 Crescent St, Waltham, MA 02453

Attention: Chief Executive Officer

email: [***]

With a copy to (which will not constitute notice to LumiraDx):

LumiraDx, Inc.

221 Crescent St, Waltham, MA 02453

Attention: General Counsel

email: [***]

If to CVS, addressed to:

CVS Pharmacy, Inc.

695 George Washington Highway

Mail Code 2

Lincoln, Rhode Island 02865

Attention: [***]

email: [***]

With a copy to (which will not constitute notice to CVS):

CVS Pharmacy, Inc.

One CVS Drive

Mail Code 1000

Woonsocket, Rhode Island 02895

Attention: [***]

email: [***]

12.8.     No Waiver. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

12.9.     Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either Party. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Sections and Exhibits shall be deemed references to Sections of and Exhibits to, this Agreement unless the context shall otherwise require. “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. References to any specific law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement law thereto.

12.10.     Counterparts and Electronic Copies. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and such counterparts will together constitute one and the same instrument. For purposes hereof, an electronic copy (including a portable data format (PDF) copy) of this Agreement, including the signature pages hereto, will be deemed to be an original.

12.11.     Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

CVS Pharmacy, Inc.			LumiraDx, Inc.

By:	/s/ Mario Ramos		By:	/s/ Dorian LeBlanc
	Name:	Mario Ramos		Name:	Dorian LeBlanc
	Title:	Senior Vice President		Title:	CFO

Schedule A

[***]